PRESS RELEASE

Primoris Services Corporation Announces Transfer of Listing of Common Stock to the New York Stock Exchange

Dallas, TX – March 24, 2023 – Primoris Services Corporation (NASDAQ Global Select: PRIM) (“Primoris” or the “Company”) announced today that it will transfer the listing of its common stock from The Nasdaq Stock Market LLC (“Nasdaq”) to the New York Stock Exchange (“NYSE”).

Primoris expects that its common stock will commence trading on the NYSE at market open on April 4, 2023 under its current ticker symbol “PRIM”. The Company’s common stock will continue to trade on Nasdaq until market close on April 3, 2023. The transfer is expected to be seamless and no action is required by investors and shareholders in Primoris.

“We are excited to take this next step in our journey as a company. Since our founding in 1960, we have grown from our roots as a pipeline construction company to one of the top specialty contractors in North America serving utilities and energy infrastructure markets.” said Tom McCormick, President and Chief Executive Officer of Primoris. “We look forward to joining many of the world’s leading and most prestigious companies that trade on the NYSE and we are excited about leveraging all the advantages and benefits the NYSE platform has to offer. We are grateful for the partnership and support that the Nasdaq has provided to us since going public 15 years ago and we look forward to growing our relationship with the NYSE in the years to come.”

“We are pleased to welcome Primoris Services Corporation to the New York Stock Exchange. Primoris, which provides critical infrastructure services to utility, energy and renewables markets throughout the U.S. and Canada, further strengthens our community of listed companies based in Texas,” said John Tuttle, Vice Chair, NYSE Group.

About Primoris

Primoris Services Corporation is a premier specialty contractor providing critical infrastructure services to the utility, energy, and renewables markets throughout the United States and Canada. Built on a foundation of trust, we deliver a range of engineering, construction, and maintenance services that power, connect, and enhance society. On projects spanning utility-scale solar, renewables, power delivery, communications, and transportation infrastructure, we offer unmatched value to our clients, a safe and entrepreneurial culture to our employees, and innovation and excellence to our communities. To learn more, visit prim.com and follow us on social media at @PrimorisServicesCorporation.

Forward Looking Statements

This press release contains certain forward-looking statements, including the Company’s outlook, that reflect, when made, the Company’s expectations or beliefs concerning future events that involve risks and uncertainties, including statements regarding the expected benefits and impact of the move from Nasdaq to the NYSE. Actual events and results may differ materially from those expressed in the forward-looking statements. For information on certain factors that could cause actual events or results to differ materially from our expectations, please see Part I, Item 1A “Risk Factors” of the Company’s Annual Report on

Form 10-K for the year ended December 31, 2022, and the Company’s other filings with the U.S. Securities and Exchange Commission (“SEC”). Such filings are available on the SEC’s website at www.sec.gov. Given these risks and uncertainties, you should not place undue reliance on forward-looking statements. Primoris does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

# # #

For additional information, contact:

Blake Holcomb

Vice President, Investor Relations

214-545-6773

bholcomb@prim.com